EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of STRATA Skin Sciences, Inc. and Subsidiary on Forms S-8 (File No.’s 333-136183, 333-161286, 333-189119, 333-208397, 333-216712 and 333-226298) of our report dated October 29, 2019, with respect to our audit of the consolidated financial statements of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2018 and for the year then ended, appearing in the Annual Report on Form 10-K of STRATA Skin Sciences, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP
Philadelphia, Pennsylvania
November 20, 2019

E-23.1